EXHIBIT 99.1

Bowne & Co.’s Global Solutions Division Completes Acquisition of Berlitz GlobalNet

Division Strengthens Management Team with New COO

NEW YORK, September 30, 2002 — Bowne & Co., Inc. (NYSE: BNE), a global leader in delivering high-value document management solutions, announced today that its Bowne Global Solutions (BGS) division has completed the acquisition of Berlitz GlobalNet, Inc. from Berlitz International, Inc., a wholly-owned subsidiary of Japan’s Benesse Corporation.

With this significant expansion of BGS, Bowne Global Solutions President and CEO Carl D. Glaeser also announced the appointment of James E. Fagan, Jr., 51, as Chief Operating Officer. Fagan, Bowne & Co.’s Senior Vice President, Strategy and New Business Development, since May 2001, will focus primarily upon facilitating the integration of BGS with the former GlobalNet division of Berlitz.

BGS has acquired all of the issued and outstanding stock of Berlitz GlobalNet for $75 million, with cash in business, resulting in a net cost of approximately $60 million. BGS is the leading provider of outsourced globalization solutions, while Berlitz GlobalNet provides globalization and localization services, software testing, translation and interpretation services. The acquisition will nearly double BGS’ annualized forecasted revenues.

Bowne & Co. Chairman and CEO Robert M. Johnson said the Berlitz GlobalNet transaction is part of Bowne’s strategy to expand BGS through organic growth, client and service diversification, and selective, strategic acquisitions “in order to increase our options for maximizing the value of this asset for our shareholders.”

Glaeser said the acquisition adds to the value BGS brings to its clients by increasing the breadth, depth and geographic scope of its service offerings. “This acquisition has caused BGS to grow to a size that requires an expanded management team,” Glaeser said. “Jim Fagan’s expertise in global strategy, management and sales will be invaluable as we integrate Berlitz, which provides complementary services and further diversifies our client base, reducing our reliance on technology customers. With today’s announcement, we believe we have the right formula to deal with the current challenges and extend BGS’ industry leadership in the months and years ahead.”

Forward-Looking Statements
The company noted that forward-looking statements concerning future performance like those contained in this press release, are, of course, subject to factors which could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions.

About Bowne Global Solutions
Bowne Global Solutions is the leading provider of outsourced globalization solutions, which enable businesses to deliver locally relevant, culturally connected products and services anywhere in the world. Its comprehensive, end-to-end globalization solutions include process auditing and reengineering, internationalization services, technical writing and content creation, terminology and content management, and localization and translation services. BGS helps accelerate a client’s time-to-market, while improving the quality, consistency and market share of the client’s products and services. Clients include industry-leading businesses in information technology, automotive e-learning, life sciences, entertainment, telecommunications, aerospace, and power and utilities. BGS has its global headquarters in Parsippany, NJ, and operations in 20 countries. Additional information is available at www.bowneglobal.com.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.
•	Bowne Financial Print: The most comprehensive array of transactional and compliance-related services to create, manage, translate and distribute mission-critical documents.

•	Bowne Enterprise Solutions: Digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of outsourcing services in word processing, desktop publishing, information technology, litigation resource management and office document services.

•	Bowne Global Solutions: A broad range of localization services, which help companies adapt communications developed in one country to meet the social, cultural and business requirements for successful distribution in another.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

Contacts
Investors:
William J. Coote
Treasurer
+1 212-886-0614
bill.coote@bowne.com

News Media:
David Fluhrer
Bowne & Co.
+1 212-229-7206
david.fluhrer@bowne.com

Pam McKinlay
Bowne Global Solutions
+1 973-394-2134
pam.mckinlay@bowneglobal.com